UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HILTON WORLDWIDE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2014

Dear Stockholders:

Please join us for Hilton Worldwide Holdings Inc.’s Annual Meeting of Stockholders on Wednesday, May 7, 2014, at 10:00 a.m., Eastern time, at the Waldorf Astoria New York, 301 Park Avenue, New York, New York 10022.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting. Voting online, by telephone or by returning your proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Thank you for your continued support of Hilton Worldwide Holdings Inc.

Sincerely,

Jonathan D. Gray	Christopher J. Nassetta
Chairman of the Board of Directors	President and Chief Executive Officer

HILTON WORLDWIDE HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m., Eastern time, on May 7, 2014

PLACE	The Waldorf Astoria New York, 301 Park Avenue, New York, New York 10022

ITEMS OF BUSINESS	1. To elect the director nominees listed in the Proxy Statement.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

3. To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

4. To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

5. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 17, 2014.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and returning by mail the enclosed proxy card. Internet and telephone voting procedures are described on the following page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Kristin A. Campbell
Executive Vice President and General Counsel

This Notice of Annual Meeting and Proxy Statement are first being distributed on or about April 7, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2014: This proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Annual Report are available free of charge on the Investors section of our website (www.hiltonworldwide.com).

PROXY VOTING METHODS

If at the close of business on March 17, 2014, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 4 of the Proxy Statement.

If you are a stockholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m., Eastern time, on May 6, 2014 to be counted.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

i

HILTON WORLDWIDE HOLDINGS INC.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

Telephone: (703) 883-1000

PROXY STATEMENT

Annual Meeting of Stockholders

May 7, 2014

GENERAL INFORMATION

Why am I being provided with these materials?

We have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Hilton Worldwide Holdings Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on May 7, 2014 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person. Except where the context requires otherwise, references to “the Company,” “we,” “us” and “our” refer to Hilton Worldwide Holdings Inc.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

•	Proposal No. 4: Determination, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Who is entitled to vote?

Stockholders as of the close of business on March 17, 2014 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 984,615,364 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

How many votes are required to approve each proposal?

With respect to the election of the director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Notwithstanding the foregoing, our Corporate Governance Guidelines set forth our procedures if a director nominee, other than a person nominated or designated pursuant to the stockholders’ agreement between the Company and Blackstone (as defined below), is nominated in an uncontested election but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after the certification of the election results.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) and vote on the frequency of stockholder votes on executive compensation (Proposal No. 4) are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

As of March 17, 2014, affiliates of The Blackstone Group L.P. (collectively, “Blackstone” or our “Sponsor”) beneficially own and have the right to vote 752,492,744 of the outstanding shares of our common stock (representing 76.4% of the voting power) and have advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 and for the approval of the compensation paid to the named executive officers, and they intend to vote “one year” with respect to the frequency of stockholder votes on executive compensation. As a result, we are assured a quorum at the Annual Meeting, the election of the director nominees listed herein, the ratification of the appointment of Ernst & Young LLP, the approval of executive compensation and the determination of one year with respect to the frequency of stockholder votes on executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). With respect to the advisory vote on the frequency of stockholder votes on executive compensation (Proposal No. 4), you may vote every “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” For each of Proposal Nos. 2, 3 and 4, abstentions will not affect the outcome of these proposals. For Proposal Nos. 3 and 4, broker non-votes will have no effect on the outcome of these proposals.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, “one year” with respect to Proposal No. 4 and on the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

•	For every “ONE YEAR,” on a non-binding, advisory basis, with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 6, 2014, for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record must be received no later than May 6, 2014.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 6, 2014;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 6, 2014;

•	submitting a properly signed proxy card with a later date that is received no later than May 6, 2014; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice of Annual Meeting of Stockholders or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Hilton Worldwide Holdings Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors has considered and nominated the following nominees for a one-year term expiring in 2015 or until his or her successor is duly elected and qualified: Christopher J. Nassetta, Jonathan D. Gray, Michael S. Chae, Tyler S. Henritze, Judith A. McHale, John G. Schreiber, Elizabeth A. Smith, Douglas M. Steenland and William J. Stein. Action will be taken at the Annual Meeting for the election of these nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this proxy statement intend to vote the proxies held by them for the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2014

The following information describes the offices held, other business directorships and the term of each director nominee as of February 28, 2014. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information
Christopher J. Nassetta	51	Christopher J. Nassetta joined Hilton Worldwide as President and Chief Executive Officer in December 2007 and has served as a director of Hilton Worldwide since that time. Previously, he was President and Chief Executive Officer of Host Hotels and Resorts, Inc., a position he held from May 2000 until October 2007. He joined Host in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Before joining Host, Mr. Nassetta co-founded Bailey Capital Corporation, a real estate investment and advisory firm, in 1991. Prior to this, he spent seven years at The Oliver Carr Company, a commercial real estate company, where he ultimately served as Chief Development Officer. Mr. Nassetta is an Advisory Board member for the McIntire School of Commerce at the University of Virginia and is Vice Chairman of the Corporate Fund for The John F. Kennedy Center for the Performing Arts. He is a member of Federal City Council, a member of the Steering Committee of Partners for a New Beginning, and is on the boards of the International Youth Foundation, the Wolf Trap Foundation for the Performing Arts and the Economic Club of Washington, D.C. He is a member of the board of directors, nominating and corporate governance committee and compensation committee of CoStar Group, Inc. He is also a member and a past Chairman of The Real Estate Roundtable, an Executive Committee member of the World Travel & Tourism Council and has served in various positions at the Arlington Free Clinic. Mr. Nassetta graduated from the McIntire School of Commerce at the University of Virginia with a degree in Finance.

Jonathan D. Gray	44	Jonathan D. Gray is Chairman of our Board and has served as a director of Hilton Worldwide since 2007. Mr. Gray has served as Blackstone’s global head of real estate since January 2012 and a member of the board of directors of Blackstone since February 2012. He also sits on Blackstone’s management and executive

Name	Age	Principal Occupation and Other Information
		committees. Prior to being named global head of real estate at Blackstone, Mr. Gray served as a senior managing director and co-head of real estate from January 2005 to December 2011. Since joining Blackstone in 1992, Mr. Gray has helped build the largest private equity real estate platform in the world with $79 billion in investor capital under management as of December 31, 2013. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa. He currently serves as a board member of Brixmor Property Group Inc., La Quinta Holdings Inc., the Pension Real Estate Association and Trinity School and is Chairman of the Board of Harlem Village Academies. Mr. Gray and his wife, Mindy, recently established the Basser Research Center at the University of Pennsylvania School of Medicine focused on the prevention and treatment of certain genetically caused breast and ovarian cancers.

Michael S. Chae	45	Michael S. Chae has served as a director of Hilton Worldwide since 2007. Mr. Chae has been a senior managing director of Blackstone since January 2005 and serves as head of international private equity at Blackstone. Since joining Blackstone, Mr. Chae has been involved in numerous private equity investments for Blackstone globally. Before joining Blackstone, he worked at The Carlyle Group, L.P. and prior to that, with Dillon, Read & Co. He serves as a member of the Board of Trustees of the Lawrenceville School. Mr. Chae graduated from Harvard College, and received an M.Phil. from Cambridge University and a J.D. from Yale Law School.

Tyler S. Henritze	33	Tyler S. Henritze has served as a director of Hilton Worldwide since 2013. Mr. Henritze has been a senior managing director in the real estate group at Blackstone since January 2013 and currently focuses on investment opportunities in the lodging sector. Prior to being named a senior managing director at Blackstone, Mr. Henritze served as a managing director from January 2011 to December 2012 and as principal from January 2009 to December 2010. Since joining Blackstone in 2004, Mr. Henritze has been involved in over $50 billion of real estate investments across all property types. He played a key role in acquisitions including Motel 6, Duke Realty Office Portfolio, Valad Property Group, Extended Stay Hotels, Equity Office Properties Trust, CarrAmerica Realty, La Quinta and Wyndham International. Before joining Blackstone, Mr. Henritze worked at Merrill Lynch in the real estate investment banking group and was involved in a variety of debt, equity and M&A transactions. Mr. Henritze received a B.S. in Commerce from The McIntire School at the University of Virginia, where he graduated with distinction. He is a member of the IREFAC Council of the American Hotel and Lodging Association and is active with City Year NY, serving on its investment community board.

Name	Age	Principal Occupation and Other Information
Judith A. McHale	67	Judith A. McHale has served as a director of Hilton Worldwide since 2013. Ms. McHale has served as President and Chief Executive Officer of Cane Investments, LLC since August 2011. From May 2009 to July 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to March 2009, Ms. McHale served as a Managing Partner in the formation of GEF/Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Ralph Lauren Corporation and SeaWorld Entertainment, Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.

John G. Schreiber	67	John G. Schreiber has served as a director of Hilton Worldwide since 2007. Mr. Schreiber has served as the President of Centaur Capital Partners since April 1991 and a Partner and Co-Founder of Blackstone Real Estate Advisors (BREA) since October 1992. As Co-Chairman of the BREA Investment Committee, Mr. Schreiber has overseen all Blackstone real estate investments since 1992. During the past 20 years, Blackstone has invested over $40 billion of equity in a wide variety of real estate transactions. Previously, Mr. Schreiber served as Chairman and CEO of JMB Urban Development Co. and Executive Vice President of JMB Realty Corp. During his twenty-year career at JMB, Mr. Schreiber was responsible for over $10 billion of firm and client real estate investments and had overall responsibility for the firm’s shopping center development activities. Mr. Schreiber is a past board member of Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company, AMLI Residential Properties Trust and General Growth Properties and he currently serves on the board of JMB Realty Corp., Brixmor Property Group Inc. and Blackstone Mortgage Trust and is a director/trustee to the mutual funds managed by T. Rowe Price Associates. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School.

Elizabeth A. Smith	50	Elizabeth A. Smith has served on our Board of Directors since 2013. Ms. Smith has served as Chairman of the Board of Directors of Bloomin’ Brands, Inc. since January 2012 and has served as its Chief Executive Officer and a Director since November 2009. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. and from November 2004 to December 2008,

Name	Age	Principal Occupation and Other Information
		served as a director of Carter’s, Inc. Ms. Smith is a member of the board of directors and audit committee member of Staples, Inc. Ms. Smith holds a bachelor’s degree, Phi Beta Kappa, from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.

Douglas M. Steenland	62	Douglas M. Steenland has served as a director of Hilton Worldwide since 2009. Mr. Steenland worked for Northwest Airlines Corporation from September 1991 to October 2008, serving as Chief Executive Officer from April 2004 to October 2008 and as President from February 2001 to April 2004. During his tenure at Northwest Airlines, he also served as Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland was Chief Executive Officer of Northwest Airlines at the time it filed for Chapter 11 bankruptcy in 2005 following a period of rising fuel prices and other challenges and oversaw its emergence from bankruptcy in 2007. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to his time at Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of American International Group, Inc., where he serves on the finance and risk management committee and the regulatory, compliance and public policy committee; Chrysler Group LLC, where he serves on the audit committee; Digital River, Inc., where he serves on the compensation committee; and Travelport Limited, where he serves on the compensation and audit committees and International Lease Finance Corporation, where he serves as a member of the board. In the past five years, Mr. Steenland has also served as a director of Delta Airlines, Inc. and Northwest Airlines Corporation. Mr. Steenland received a B.A. from Calvin College and is a graduate from The George Washington University Law School.

William J. Stein	51	William J. Stein has served as a director of Hilton Worldwide since 2007. Mr. Stein has been a senior managing director of Blackstone since January 2006 and serves as global head of asset management in Blackstone’s real estate group. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate assets. Mr. Stein also serves as a director of Brixmor Property Group Inc. and La Quinta Holdings Inc. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein received a B.B.A. from the University of Michigan and an M.B.A. from the University of Chicago.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Prior to our initial public offering in December 2013 (the “IPO”), Blackstone and other pre-IPO investors owned 100% of our Company. Because Blackstone still owns 76.4% of our Company, we are a “controlled company” within the meaning of the NYSE corporate governance standards, and therefore will utilize exemptions from certain corporate governance standards, including the requirement that a majority of the board of directors consist of independent directors and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors. However, we have had a fully independent Audit Committee and independent director representation on each of our Compensation Committee and our Nominating and Corporate Governance Committee since the IPO.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	Blackstone has advised us that, when it ceases to own a majority of our common stock, it will ensure that its employees will no longer constitute a majority of our Board;

•	our Board is not classified and each of our directors is subject to re-election annually;

•	under our by-laws and our corporate governance guidelines, directors (other than directors designated pursuant to our stockholders agreement) who fail to receive a majority of the votes cast in uncontested elections are required to submit their resignation to our Board of Directors;

•	our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	we do not have a stockholder rights plan, and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that Blackstone has the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of our capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, Blackstone has appointed five directors (Messrs. Gray, Chae, Henritze, Schreiber and Stein) to our Board of Directors. The provisions of the stockholders’ agreement regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board, unless Blackstone requests that they terminate at an earlier date. See “Transactions with Related Persons—Stockholders’ Agreement.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board has affirmatively determined that each of Ms. McHale, Ms. Smith and Mr. Steenland is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. McHale, Ms. Smith and Mr. Steenland is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

Board Structure

Our Board of Directors is led by Mr. Gray, our Non-Executive Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Gray serves as Chairman, while Mr. Nassetta serves as our Chief Executive Officer and President.

Controlled Company Exception

Affiliates of Blackstone beneficially own more than 50% of our common stock and voting power. As a result, (x) under the terms of the Stockholders Agreement, affiliates of Blackstone are entitled to nominate at least five of the nine members of our Board of Directors (see “Transactions with Related Persons—Stockholders’ Agreement”) and (y) we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect to utilize exemptions from certain corporate governance standards, including (1) the requirement that a majority of the Board of Directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently utilizing these exemptions and expect to continue to do so. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christopher J. Nassetta
Jonathan D. Gray
Michael S. Chae
Tyler S. Henritze
Judith A. McHale	X	X
John G. Schreiber		Chair
Elizabeth A. Smith	X		X
Douglas M. Steenland	Chair		X
William J. Stein		X	Chair

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2013, the Board held six meetings, the Audit Committee held five meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee held two meetings. In 2013, all of our directors attended 100% of the meetings of the Board and committees during which he or she served as a member of the Board or such committee.

Committee Membership

Audit Committee

All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee Charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Douglas M. Steenland qualifies as an audit committee financial expert as defined by applicable Securities Exchange Commission (the “SEC”) regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	the adequacy and integrity of our financial statements and our financial reporting and disclosure practices;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our consolidated financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	review of related party transactions; and

•	compliance with our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public filings in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

Ms. McHale is a member of the Compensation Committee who has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular. The other members of the Compensation Committee, Messrs. Schreiber and Stein, have not been affirmatively determined by our Board of Directors to be independent.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long term success of the Company;

•	oversight of the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;

•	oversight of the objectives and compensation of our other executives and non-management directors;

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other law, as applicable; and

•	the issuance of a report on executive compensation for inclusion in our annual proxy statement and annual report.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to team members other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in May 2012, the Compensation Committee engaged the services of Exequity LLP (“Exequity”) as its independent outside compensation consultant.

All executive compensation services provided by Exequity were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Exequity raised any conflict of interest and determined that it did not.

As requested by the Compensation Committee, in 2013, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive compensation as well as analysis of benchmarking data and development of our peer group.

An Exequity representative participated in three of the Compensation Committee meetings in 2013.

Nominating and Corporate Governance Committee

Each of Ms. Smith and Mr. Steenland is a member of the Nominating and Corporate Governance Committee who has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards. The other member of the Nominating and Corporate Governance Committee, Mr. Stein, has not been affirmatively determined by our Board of Directors to be independent.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	advise the Board concerning the appropriate composition and qualifications of the Board and its committees;

•	identify individuals qualified to become Board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommend to the Board the members of the Board to serve on the various committees;

•	develop and recommend to the Board a set of corporate governance guidelines and assist the Board in complying with them; and

•	oversee the evaluation of the Board, the Board’s committees and management.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.hiltonworldwide.com. Any stockholder also may request them in print, without charge, by contacting the Secretary at Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

Code of Conduct

We maintain a Code of Conduct that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

The Code of Conduct may be found on our website at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company and has previously consulted with the firm of Spencer Stuart regarding board member recruiting. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Each of Messrs. Gray, Chae, Henritze, Schreiber and Stein were recommended by Blackstone as director nominees pursuant to the stockholders’ agreement described below under “Transactions with Related Persons.” Each of Mses. McHale and Smith were recommended by Blackstone and our management, with consultation from a third party search firm, Spencer Stuart. Mr. Steenland, who has served on our Board since 2009, was recommended by Blackstone with consultation from management.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board of Directors considered the following important characteristics:

•	Mr. Nassetta—we considered his experience as an executive in the hospitality industry, his extensive financial background and experience with real estate investments. Furthermore, we also considered how his additional role as our President and Chief Executive Officer would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

•	Mr. Gray—we considered his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate and hospitality industry, his experience in working with the management of various other companies owned by Blackstone’s funds, his experience with real estate investing and his extensive financial background.

•	Mr. Chae—we considered his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, his experience in working with the management of various other companies owned by Blackstone’s funds and his extensive financial background.

•	Mr. Henritze—we considered his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, his experience in working with the management of various other companies owned by Blackstone’s funds, his experience with real estate investing and his extensive financial background.

•	Ms. McHale—we considered her extensive business and management expertise, including her experience as a chief executive officer and director of several public companies, as well as her prior service as a high-ranking official in the U.S. Department of State.

•	Mr. Schreiber—we considered his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, his experience in working with the management of various other companies owned by Blackstone’s funds, his experience with real estate investing and his extensive financial background.

•	Ms. Smith—we considered her deep experience in strategy, brands, marketing and sales, as well as significant experience in corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units.

•	Mr. Steenland—we considered his experience in managing large, complex, international institutions generally and his experience as a member of global public company boards and an executive in the travel and hospitality industries in particular.

•	Mr. Stein—we considered his tenure with Blackstone involving the direct asset management and asset management oversight of Blackstone’s global real estate assets, his extensive financial background and experience as an asset manager focusing on real estate and hospitality investments.

This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. All recommendations for nomination received by the Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Stockholder Proposals for the 2015 Annual Meeting.”

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, who will forward such communication to the appropriate party.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers as of February 28, 2014, other than Mr. Nassetta, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2014.”

Name	Age	Principal Occupation and Other Information
Kristin A. Campbell	52	Kristin A. Campbell joined Hilton Worldwide as Executive Vice President and General Counsel in June 2011. She is responsible for leading Hilton Worldwide’s global legal, compliance and government relations functions. Prior to Hilton Worldwide, Ms. Campbell was Senior Vice President, General Counsel and Corporate Secretary of Staples, Inc., an international office products company from May 2007 to June 2011. Before joining Staples, Inc. in 1993, Ms. Campbell worked at the law firms Goodwin Procter LLP and Rackemann, Sawyer & Brewster. Ms. Campbell graduated summa cum laude from Arizona State University and received a J.D. from Cornell University Law School.

Ian R. Carter	52	Ian R. Carter has served as Executive Vice President and President, Development, Architecture and Construction for Hilton Worldwide since October 2012 and previously oversaw Operations since August 2009 for Hilton Worldwide. He previously served as Chief Executive Officer of Hilton International Co. prior to its re-acquisition by Hilton Worldwide in February 2006. Prior to joining Hilton International in January 2005, Mr. Carter served as Officer and President of Black & Decker Corporation, Middle East, Africa and Asia. Prior to Black & Decker, Mr. Carter spent more than a decade with General Electric Plastics, ultimately serving as President of General Electric Specialty Chemical. Mr. Carter serves as a non-Executive Director on the Board of Burberry Group plc, where he serves as chairman of the compensation committee, and is a Patron of Hospitality in Action and Chairman of the Hilton in the Community Foundation. He is also Chairman of the International Tourism Partnership. He serves on the board of the International Business Leaders Forum and the board of advisors of Boston University School of Hospitality Administration, serves as a Commissioner of the California Travel and Tourism Commission and is a fellow of the Institute of Hospitality. Mr. Carter is a graduate of the University of West London, School of Business and Management, and received an honorary doctorate from the university.

Jeffrey A. Diskin	52	Jeffrey A. Diskin has served as Executive Vice President of Commercial Services at Hilton Worldwide since November 2012 and oversees Customer Marketing, Revenue Management, E-Commerce and Online Service divisions globally, including our Hilton HHonors guest loyalty program. From March 2009 to November 2012, Mr. Diskin was Senior Vice President of Global Customer Marketing, and prior to that role he was Senior Vice President, Brand Management. Mr. Diskin first joined Hilton in 1988 and has held numerous marketing and management positions

Name	Age	Principal Occupation and Other Information
		since that time, including roles where he was responsible for developing the company’s customer marketing websites and online strategies to overseeing our Hilton and luxury brands. He was also President and Chief Operating Officer of the Hilton HHonors Worldwide subsidiary from March 1997 to June 2004. Before joining Hilton, Mr. Diskin worked for MPI, a subsidiary of United Airlines, specializing in loyalty program design and implementation. Mr. Diskin is Chairman of the Room Key board, and was previously a board director for Doubletree Hotel Systems, Inc., Hilton Inns, Inc. and Promus Hotels Inc. He was elected president of the Frequent Traveler Marketing Association, and has been a recipient of three annual Best in Show awards from Hospitality Sales and Marketing Association International.

James E. Holthouser	54	James E. Holthouser has served as Hilton Worldwide’s Executive Vice President of Global Brands since November 2012. In this role, he serves as our global leader for brand management and customer marketing. Mr. Holthouser also oversees the Product Management group and the Global Brands Strategy group. The Product Management group is responsible for the development and management of products for Food & Beverage, Meetings & Events, Spa, Fitness, Guest Technology and Sustainability. The Global Brands Strategy group is responsible for developing strategies for all brand and product groups across the enterprise. With more than 20 years of experience in the lodging, restaurant and gaming industries, Mr. Holthouser has held a series of senior management positions within Hilton Worldwide in the branding, franchising and marketing arenas. Most recently, he was Global Head of Full Service Brands and Global Head of Embassy Suites Hotels from June 2009 to November 2012, overseeing all aspects of brand management. From October 2005 to June 2009, Mr. Holthouser was Senior Vice President of Brand Management for Embassy Suites. From February 1999 to October 2005, Mr. Holthouser served as Senior Vice President of Brand Management for Homewood Suites by Hilton. His career with the Company began in 1989 in Market Research for Promus. Mr. Holthouser received his M.A. in Economics and Political Science from the University of Louisville and his international M.B.A. from the American Graduate School of International Management. He received undergraduate degrees from the University of Louisville in Political Science and Foreign Languages.

Kevin J. Jacobs	41	Kevin J. Jacobs serves as Executive Vice President and Chief Financial Officer of Hilton Worldwide and is responsible for the oversight of all of our global finance, information technology and real estate functions. He joined Hilton Worldwide as Senior Vice President, Corporate Strategy in June 2008, was elected Treasurer in May 2009, became Executive Vice President and Chief of Staff in September 2012 and assumed his current role in August 2013. Previously, from July 2007 to June 2008 he was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to joining Fairmont Raffles,

Name	Age	Principal Occupation and Other Information
		Mr. Jacobs spent seven years with Host Hotels and Resorts, Inc., most recently as Vice President, Corporate Finance & Investor Relations. Prior to joining Host, Mr. Jacobs held various roles in the Hospitality Consulting practice of PricewaterhouseCoopers LLP and the Hospitality Valuation Group at Cushman & Wakefield, Inc. Mr. Jacobs is a member of the Advisory Board of the Center for Hospitality Research at Cornell University and a member of the Hotel Development Council of the Urban Land Institute. He is a graduate of the Cornell University School of Hotel Administration.

Matthew W. Schuyler	48	Matthew W. Schuyler has served as our Executive Vice President and Chief Human Resources Officer since June 2009 and leads the Company’s global human resources organization. Mr. Schuyler was previously Chief Human Resources Officer at Capital One Financial Corporation from April 2002 to June 2009. Prior to Capital One, Mr. Schuyler served as Vice President of Human Resources with Cisco Systems, Inc. and as a Partner with PricewaterhouseCoopers in the Global Human Resources Group. He serves on the board of the Make-A-Wish Foundation of America, where he serves as chairman of the compensation committee, and is a member of the Penn State University Business School Board of Visitors and Penn State’s College of Information Sciences and Technology Advisory Board. Mr. Schuyler holds a B.S. from Penn State University and an M.B.A. from the University of Michigan.

Mark D. Wang	56	Mark D. Wang has served as Executive Vice President and President, Hilton Grand Vacations since March 2008 and head of Hilton Worldwide Global Sales since November 2012. In his Global Sales role, Mr. Wang is responsible for sales operations worldwide including hotel sales, distribution, reservations and customer care. He also oversees our global timeshare operations for Hilton Grand Vacations. Mr. Wang first joined Hilton in 1999 as Managing Director for Hawaii and Asia Pacific and has held a series of senior management positions within Hilton Grand Vacations. Before joining Hilton, Mr. Wang spent nearly 20 years in sales and marketing roles serving as President & Chief Operating Officer of Pahio Resorts, President of Aloha Resorts International and Founder of Grand Ownership Resorts. Mr. Wang serves on the Board of Directors of the American Resort Development Association.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2014.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2013 financial statements, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for 2013 and 2012 and fees billed for other services rendered by Ernst & Young LLP for those periods:

	2013	2012
Audit Fees:
Consolidated Audit(1)	$10,184,377	$8,090,363
Statutory and Subsidiary Audits(2)	4,558,183	4,110,000

	14,742,560	12,200,363
Audit-related fees(3)	1,927,214	1,146,300
Tax fees(4)	5,755,730	7,166,000

Total:	$22,425,504	$20,512,663

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and the review of financial statements included in SEC filings. The fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements, and specifically include costs relating to the Company’s IPO and refinancing of $4,992,332 and $1,822,363 for 2013 and 2012, respectively.
(2)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP that are reasonably related to the performance of audits related to subsidiaries and statutory reporting required for legal compliance for certain international subsidiaries or requirements of debt or other operating agreements.

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP that are reasonably related to the performance of the Company’s audit. Specifically, these costs include fees for audits of employee benefit plans, accounting and audit consultation and other attest services.
(4)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 26 to 49. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 26 to 38, as well as the discussion regarding the Compensation Committee on pages 12 to 13.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 3 on page 22) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 26 to 38, as well as the discussion regarding the Compensation Committee on pages 12 to 13.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Douglas M. Steenland, Chair

Judith A. McHale

Elizabeth A. Smith

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Compensation Committee of the Board of Directors:

John G. Schreiber, Chair

Judith A. McHale

William J. Stein

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Section Overview

Our executive compensation program is designed to attract and retain individuals with the skills and qualifications to manage and lead the Company effectively. The overarching goal of our program is to motivate our leaders to contribute to the achievement of our financial goals and to focus on long-term value creation for our stockholders.

Our named executive officers, or NEOs, for 2013 were:

Name	Position
Christopher J. Nassetta	President and Chief Executive Officer (CEO)
Kevin J. Jacobs	Executive Vice President and Chief Financial Officer (CFO)
Ian R. Carter	Executive Vice President and President, Development, Architecture & Construction
Mark D. Wang	Executive Vice President, Global Sales and President, Hilton Grand Vacations (HGV)
Kristin A. Campbell	Executive Vice President and General Counsel
Thomas C. Kennedy	Former Executive Vice President and Chief Financial Officer(1)

(1)	Mr. Kennedy served as our Executive Vice President and Chief Financial Officer from September 15, 2008 until his resignation from these positions effective August 8, 2013. In connection with his resignation, we entered into a separation agreement with Mr. Kennedy in which he agreed to provide services to the Company following his resignation until the earlier of December 31, 2013 or the date he commenced employment with a new employer. The material terms of Mr. Kennedy’s separation agreement are described under “Potential Payments upon Termination or Change in Control—Thomas C. Kennedy Separation Agreement.” On August 8, 2013, Kevin J. Jacobs, previously our Executive Vice President and Chief of Staff, became our Executive Vice President and Chief Financial Officer.

Executive Summary

Compensation Philosophy and Approach. At Hilton Worldwide, we expect our executive team to possess and demonstrate strong leadership and management capabilities. To reward and retain our leaders, including our NEOs, we have designed a total compensation approach that rewards both short-term and long-term success.

Compensation Objectives. Our compensation program for executives is designed to support the following objectives:

•	foster a strong relationship between stockholder value and executive compensation by having a significant portion of compensation composed of equity-based incentive awards;

•	provide annual and long-term incentive awards that emphasize performance-based compensation contingent upon achieving corporate and individual performance goals; and

•	provide competitive levels of compensation to attract, retain and motivate highly-qualified executives to continue to enhance long-term equity value.

Program Design. Our executive compensation program has three main components: (1) base salary; (2) annual cash incentive compensation; and (3) long-term incentive awards. Each component is designed to be consistent with the Company’s compensation philosophy.

To align pay with the interests of our stockholders, we strive to create competitive compensation packages that cultivate long-term value creation without taking unnecessary risks. We believe that a combination of both short-term and long-term compensation creates an optimal pay-for-performance environment. We motivate and reward NEOs for successfully executing our business strategy. The compensation program for our NEOs has been designed to emphasize variable pay over fixed pay, yet also create a positive work environment that rewards long-term achievements.

Pay for Performance. In structuring our executive compensation packages, the Compensation Committee of our Board of Directors, or Compensation Committee, considers how each component of compensation promotes retention and motivates performance. We believe that, to attract and retain senior executives, we must provide them with a competitive level of compensation that rewards their continued service. We also believe that performance-based compensation plays the most significant role in aligning management’s interests with those of our stockholders. For this reason, performance-based compensation constitutes a substantial portion of the overall compensation for our senior executives. Our compensation packages are designed to promote the Company’s core values of hospitality, integrity, leadership, teamwork, ownership and “now” by individuals working at our owned, leased, managed, timeshare and corporate locations (referred to as team members) whose performance and responsibilities directly affect the results of our operations.

We intend to evaluate our executive compensation program annually, or more frequently as circumstances require, to maintain a competitive environment for talent and to ensure that our incentive programs are achieving their desired results. We do not intend to adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. We will continue to emphasize pay-for-performance and long-term incentive compensation when designing our executive officers’ compensation.

Employment Agreements. As discussed in more detail below, we previously entered into employment agreements with Messrs. Nassetta, Kennedy and Carter to attract and retain these executives. These agreements generally had similar provisions that defined the nature of each NEO’s employment, compensation and benefits provided in connection with his initial employment (such as initial base salary and/or other personal benefits or perquisites), compensation and benefits upon termination and restrictive covenants relating to intellectual property, confidential information and competitive business activities. See “—Narrative to Summary Compensation Table and 2013 Grants of Plan-Based Awards—Employment Agreements.” In connection with the IPO, the Compensation Committee decided that employment agreements were no longer necessary to attract members of our executive team, and therefore, the Company and Messrs. Nassetta and Carter agreed to terminate these employment agreements.

Our Annual Compensation-Setting Process

Role of the Compensation Committee. The Compensation Committee is responsible for overseeing key aspects of the executive compensation program, including our CEO, NEO and other executive officer salaries, goals and payouts under the annual cash incentive plan, the size and structure of equity awards and any executive perquisites or other benefits. The Compensation Committee is responsible for reviewing, approving and, for certain roles such as the CEO and executive officers, recommending to the full Board for approval, the compensation programs for our executives. At the beginning of each performance cycle, the Compensation Committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on performance, retain talent, maximize stockholder value and mitigate material risk.

Role of Management. In setting executive compensation for 2013, our CEO and our Chief Human Resources Officer worked closely with the Compensation Committee in managing the executive compensation program and attended meetings of the Compensation Committee. Because of his daily involvement with the executive team, the CEO made recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. All NEO compensation decisions are approved by the Compensation Committee.

Role of the Compensation Consultant. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In May 2012, after completing a thorough review process, the Compensation Committee selected Exequity, LLP (“Exequity”) as its independent compensation consultant to assist in providing analytical data and establishing and implementing our executive and Director compensation strategy. Following their selection, Exequity has advised us in selecting our current Peer Group (as described below), has provided us with compensation data for the Peer Group and has advised on best practices when developing executive pay programs and policies. Exequity reports to and is instructed in its duties by the Compensation Committee and carries out its responsibilities in coordination with the Human Resources department. Exequity performs no other services for the Company.

In 2013, management separately received benchmarking information with respect to executive officer compensation from Towers Watson. This benchmarking information serves as an alternative point of reference with respect to the compensation of the executive officers. While Towers Watson provides compensation consulting services to management, the Compensation Committee has separately engaged Exequity as its independent compensation consultant to avoid any conflicts of interest.

Use of Comparative Market Data. Our goal is to compensate our executive officers competitively in the market for executive talent. When determining final target pay levels, the Compensation Committee reviews and considers individual factors, such as the knowledge, experience and capabilities of each executive.

To gain a general understanding of current compensation practices, the Compensation Committee reviews pay of executives, serving in similar positions at peer companies with whom we compete for hiring and retaining executive talent. The external market data reviewed for 2013 included peer group proxy data, several broad industry-comparative compensation surveys that included many of the companies contained in the Peer Group as defined below, data provided by peer group companies that participate in Equilar’s Annual Top 25 Survey and compensation data provided by Towers Watson using our defined Peer Group.

Following the retention of Exequity in May 2012, the Compensation Committee, with the assistance of Exequity, selected a group of peer companies, which we refer to as our “Peer Group.” Exequity provided the Compensation Committee with annual (base salary and annual incentive) and long-term (equity and long-term cash incentive) compensation for the Peer Group.

The criteria used for selecting the Peer Group included the industry, annual revenue, EBITDA, market capitalization, brand recognition, global presence and number of employees. Other factors considered were performance measures such as revenue growth, net income growth, earnings per share growth, return on equity and total stockholder return.

The Peer Group for 2013 consisted of the following companies:

Avis Budget Group, Inc.	McDonald’s Corporation
Darden Restaurants, Inc.	MGM Resorts International
FedEx Corporation	Nike, Inc.
General Mills, Inc.	Starbucks Corporation
Hyatt Hotels Corporation	Starwood Hotels & Resorts Worldwide, Inc.
Host Hotels & Resorts, Inc.	United Continental Holdings, Inc.
Kellogg Company	The Walt Disney Company
Las Vegas Sands Corp.	Wyndham Worldwide Corporation
Marriott International, Inc.	Wynn Resorts, Limited

The Compensation Committee reviewed the Peer Group compensation data and determined not to make any changes to the NEOs’ 2013 compensation.

Compensation Components

There are three main components to our executive compensation program: base salary, annual cash incentive compensation and long-term incentive awards.

Base Salary

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, time in position, any change in the executive’s position or responsibilities, including complexity and scope and the relation of his or her position to those of other executives within the Company and in similar positions at peer companies. Base salaries are reviewed annually or at other times when appropriate and may be increased from time to time pursuant to such review. None of the NEOs’ 2013 base salaries were adjusted in fiscal 2013.

Annual Cash Incentive Compensation

Our annual cash incentive program rewards NEOs for their contributions towards specific annual, short-term financial and operational goals and is designed to motivate executive officers to focus on company-wide priorities and reward them for individual results and achievements with respect to their business units or function.

For the year ended December 31, 2013, our annual cash incentive compensation plan compensated and rewarded successful achievement of both short-term financial and non-financial goals that were closely aligned with the long-term goals of the Company. The 2013 annual incentive program was based on a combination of (1) financial performance and (2) individual performance.

The financial component of our NEOs’ annual bonus opportunity, other than for Mr. Wang, was based on the Company’s consolidated Adjusted EBITDA (calculated as set forth in Note 24: “Business Segments” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013). Due to Mr. Wang’s role as President of HGV, 50% of the financial component for his annual bonus opportunity was based on the Company’s consolidated Adjusted EBITDA and 50% of the financial component was based on our timeshare segment’s Adjusted EBITDA (calculated as set forth in Note 24: “Business Segments” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013). For all NEOs, the individual performance component was measured by objectives tied to the performance of the consolidated business unit(s) that the executive oversaw. The financial component composed 60% of the total award opportunity, and the individual performance component composed 40% of the total award opportunity.

Each NEO’s target annual bonus is expressed as a percentage of his or her base salary and ranges from 60% to 100% of base salary. The annual incentive target bonus opportunities and corresponding minimum and maximum bonus as a percentage of each executive’s base salary are approved annually by the Compensation Committee. The annual incentive target bonus opportunities were established in 2008, or, if later, the NEO’s commencement of employment, and have not been adjusted through fiscal 2013. For the year ended December 31, 2013, the NEOs’ target and maximum bonus opportunity as a percentage of such executive’s base salary were as follows:

Name	Target	Maximum
Christopher J. Nassetta	100.0%	200.0%
Kevin J. Jacobs(1)	50.0%	75.0%
Ian R. Carter	60.0%	90.0%
Mark D. Wang	75.0%	112.5%
Kristin A. Campbell	75.0%	112.5%
Thomas C. Kennedy	75.0%	112.5%

(1)	Mr. Jacobs’ target bonus was established at the beginning of 2013 when he was serving as our Executive Vice President and Chief of Staff and prior to his promotion to Chief Financial Officer.

For the year ended December 31, 2013, the financial component of the bonus would be paid at 100% of target if the Company’s consolidated Adjusted EBITDA was $2,150 million (and with respect to the 30% of Mr. Wang’s total bonus opportunity subject to the performance of HGV, if our timeshare segment’s Adjusted EBITDA was $284 million). Participants were eligible to receive a threshold payout percentage, defined as 50% of the target bonus with respect to the financial component, if actual performance was 95% of target and were eligible to receive the maximum payout percentage, defined as 150% (200% with respect to Mr. Nassetta) of the target bonus with respect to the financial component, if actual performance met or exceeded 105% of target. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage would be adjusted on a linear basis.

For the year ended December 31, 2013, the Company’s actual consolidated Adjusted EBITDA achieved was $2,210 million, or 103% of target, resulting in a payout percentage of 128% of target (156% for Mr. Nassetta) with respect to the company-wide financial component. The actual timeshare segment’s Adjusted EBITDA achieved was $297 million, or 104% of target, resulting in a payout percentage of 143% of target with respect to 30% of Mr. Wang’s total bonus opportunity.

The remaining 40% portion of each NEO’s annual cash incentive award was determined based on individual performance based on the achievement of performance objectives tied to the consolidated business unit(s) that the executive oversaw.

In establishing the individual performance goals, Mr. Nassetta works with senior management to establish business priorities at the beginning of each performance year. These business priorities are used to create the individual performance objectives for our annual cash incentive program for each of the NEOs. The Compensation Committee then reviews and approves the individual performance objectives recommended for each NEO.

For the year ended December 31, 2013, the personal objectives of each NEO were generally focused on the core duties of his or her position. Each personal objective was given a specific weighting based on the scope, importance and overall time burden of the task. For the year ended December 31, 2013, the individual performance objectives (and the weightings assigned to each individual performance objective) for each of the NEOs were as follows:

•	For Mr. Nassetta, the Compensation Committee considered efforts related to the individual performance components of his direct reports. The individual performance components of his annual compensation award were based on a compilation of all of his direct reports, with all objectives equally weighted.

•	For Mr. Jacobs, the Compensation Committee considered efforts related to and responsibilities for business and strategic planning (7.5%); responsibilities as Chief of Staff (7.5%); maximization of profitability on the real estate portfolio (5%); pursuit of real estate value creation transactions (5%); execution of the capital expenditure program (5%); cost effectiveness for the real estate department (5%); and identification of corporate value enhancement initiatives (5%).

•	For Mr. Carter, the Compensation Committee considered efforts related to the Company’s development approvals achieved (8%); hotel construction starts (4%); hotel openings (4%); alignment of development resources with corporate growth and his management of deal processes (4%); execution of Hilton Grand Vacations’ and hotels’ capital expenditure programs (5%); achievement of growth through property deliveries (5%); cost effectiveness for the development and architecture groups (5%); and identification of corporate value enhancement initiatives (5%).

•	For Mr. Wang, the Compensation Committee considered efforts related to optimizing return on invested capital (5%); the increase in industry leading margins (5%); the maximization of synergy with Hilton Worldwide Holdings Inc. (4%); the improved timeshare synergy with the hotel portfolio (4%); the increased revenue, market share and EBITDA through sales (4%); the increased customer loyalty and focus on cost optimization through technology (4%); driving sales organizational alignment, integration and capabilities (4%); cost effectiveness for the sales and HGV groups (5%) and identification of corporate value enhancement initiatives (5%).

•	For Ms. Campbell, the Compensation Committee considered efforts related to legal compliance oversight (10%); legal services support to businesses that minimize risk and negative legal exposure (7.5%); operating in a cost efficient manner without negative legal exposure (7.5%); resolution of certain matters (5%); cost effectiveness for the legal department (5%); and identification of corporate value enhancement initiatives (5%).

•	For Mr. Kennedy, the individual performance component of his total award opportunity was paid at the maximum level of achievement pursuant to the terms of Mr. Kennedy’s separation agreement.

Following the completion of the year ended December 31, 2013, the Finance and Human Resources departments reviewed the achievement of financial and individual personal performance objectives (against the predetermined objectives) with the CEO. The CEO reviewed these results with the Compensation Committee, and presented recommended awards under the annual cash incentive plan for each of the NEOs, other than himself.

Actual annual cash incentive awards were calculated by multiplying each NEO’s actual base salary by his or her target bonus potential, which was then adjusted by an achievement factor based on the combined achievement of the financial component and the individual performance objectives. Each of the NEO’s earned annual cash incentive awards for the year ended December 31, 2013 as follows, which are included in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table”:

Name	2013 Year- End Base Salary ($)	Target Bonus as a Percentage of Base Salary (%)	Target Bonus Potential ($)	Combined Achievement Factor as a Percent of the Target Bonus (%)		2013 Amount Earned under Annual Cash Incentive Program* ($)
Christopher J. Nassetta	850,000	100%	850,000	151.8%		1,290,420
Kevin J. Jacobs(1)	500,000	50%	250,000	128.7%		321,688
Ian R. Carter	690,000	60%	414,000	122.1%		505,287
Mark D. Wang(2)	513,000	75%	384,750	125.9%		484,246
Kristin A. Campbell(3)	500,000	75%	375,000	123.1%		461,438
Thomas C. Kennedy	650,000	75%	487,500	136.8	%(4)	666,900	(4)

*	Amounts may not total due to rounding.
(1)	In addition to his award under the Company’s annual cash incentive program, the Compensation Committee determined it was appropriate to award Mr. Jacobs an additional bonus of $278,312 in recognition of his increased duties and responsibilities as Chief Financial Officer, his oversight of the Company’s real estate and information technology functions following his promotion on August 8, 2013 and his efforts on the Company’s debt refinancing and IPO. This additional discretionary bonus awarded to Mr. Jacobs is reported in the “Bonus” column of the “Summary Compensation Table.”
(2)	In addition to his award under the Company’s annual cash incentive program, the Compensation Committee determined that it was appropriate to award Mr. Wang an additional bonus of $15,754 in recognition of his increased duties and responsibilities overseeing Global Sales. This additional discretionary bonus awarded to Mr. Wang is reported in the “Bonus” column of the “Summary Compensation Table.”
(3)	In addition to her award under the Company’s annual cash incentive program, the Compensation Committee determined that it was appropriate to award Ms. Campbell an additional bonus of $38,562 in recognition of her efforts on the Company’s debt refinancing and IPO. This additional discretionary bonus awarded to Ms. Campbell is reported in the “Bonus” column of the “Summary Compensation Table.”
(4)	The portion of Mr. Kennedy’s bonus award related to individual performance objectives was paid at the maximum level of performance pursuant to the terms of his separation agreement and is reported in the “Bonus” column of the “Summary Compensation Table.” The portion of Mr. Kennedy’s bonus award related to Adjusted EBITDA was paid based on actual Company performance and is reported in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”

Long-Term Incentive Awards

Like the annual cash incentive compensation described above, long-term incentive awards are a key component of our executive compensation program.

Each NEO has been granted long-term incentive awards that provide our executives an incentive to remain in the Company’s service and align executives’ interests with those of our stockholders. We believe this helps motivate performance and attracts and fosters the retention of senior executives.

Because we have been privately held, the long-term incentive compensation awarded to our NEOs primarily consisted of the opportunity to make investments in the capital interests (called A-2 Units) of BH Hotels Holdco LLC, or BH Hotels, as discussed below and the grant of awards under a “Tier I” long-term equity-based incentive program that generally provides for the payment of cash amounts to selected participants based on the value of BH Hotels equity over an extended period of time. In addition, our NEOs had the opportunity to receive Class B Units in BH Hotels, which we sometimes refer to as “Tier II” awards. The principal terms of each of these grants are summarized immediately below and in “Narrative to Summary Compensation Table and 2013 Grants of Plan-Based Awards—Equity Awards.”

Tier I Awards. In December 2010, we offered certain members of our senior management team, including the NEOs employed at that time, the opportunity to participate in an equity-based incentive plan. These “Tier I” awards provided participants the opportunity to share in a portion of BH Hotels’ equity value up to a specified amount based on the achievement of specified service and performance conditions. The maximum value available to be distributed in respect of all Tier I awards was approximately $230 million or 2.75% of the equity value of the Company (capped at a total equity value of $8.352 billion). The Tier I awards were generally payable in cash on the date that Blackstone ceased to own 50% or more of the Class A Units in BH Hotels (the “Acceleration Date”), so long as the participant was employed on that date. If, prior to the date on which a Tier I award became payable, a participant’s employment was terminated without cause or by the participant for good reason or as a result of disability or death, a portion of the award vested based on length of service (20% per year, with the vesting of a portion of the Tier I award payable to Mr. Nassetta measured from the date on which he commenced employment with the Company). The entire Tier I award was payable on the Acceleration Date or, if the Acceleration Date did not occur by April 2013, the program was structured to pay installments of a maximum aggregate value of $50 million per year (depending on the overall percentage of Tier I awards owned by participants) over three years, with the remaining value payable upon the Acceleration Date. Because none of our long-term incentive arrangements had resulted in any cash payments to our team between the end of 2007 and 2012, the Compensation Committee decided in the first quarter of 2012 to accelerate the installment payments. During the first quarter of 2012, the first installment payments for the Tier I awards were accelerated for our participating NEOs (other than Mr. Nassetta). In addition, during the fourth quarter of 2012, the second and third installment payments for the Tier I awards were accelerated and paid for our participating NEOs (other than Mr. Nassetta). With respect to Mr. Nassetta’s Tier I award, during the fourth quarter of 2012, our Compensation Committee determined to accelerate the payment of his remaining installment payments and Mr. Nassetta also received payment of an additional portion of such award as contemplated by the terms and conditions thereof. In connection with the IPO, we accelerated the vesting of all Tier I awards that remained outstanding at the time of the pricing of the offering and paid the remaining value in respect of such awards in cash. The amounts paid to each of the NEOs for their Tier I awards are reflected in the “2013 Option Exercises and Stock Vested” table below.

Tier II (Class B Units). The Tier II units (Class B Units) of BH Hotels were profits interests having economic characteristics similar to stock appreciation rights. Therefore, the Class B Units only had value to the extent there was an appreciation in the value of our business from and after the applicable date of grant. All of the Class B Units were exit-vesting units and vested on the date when Blackstone ceased to beneficially own more than 50% of the Class A Units, subject to the NEO’s continued employment with the Company on such date. In addition, if the executive’s employment terminated without cause, as a result of a constructive termination or as a result of disability or death (each as defined in the management subscription agreement for the Class B Units), then 20% of the Class B Units were deemed to have vested ratably in equal, annual installments over five years, beginning on April 8, 2011 (or June 27, 2011 with respect to Ms. Campbell). For example, if the executive was terminated without cause on April 8, 2014, then 80% of the executive’s Class B Units would have vested. If the NEO’s employment was terminated voluntarily by the NEO, other than as a result of a constructive termination, no unvested Class B Units would have vested and, if the executive was terminated for cause, all Class B Units, whether vested or unvested, would have been forfeited.

In March 2013, in connection with his promotion to Executive Vice President and Chief of Staff in 2012, Mr. Jacobs was awarded an additional 6,902,440 Class B Units in recognition of his additional role and responsibilities.

Class A Units. In addition to the Tier I awards and the Class B Units described above, Messrs. Nassetta, Kennedy, Wang and Carter also purchased for cash at fair market value Class A-2 Units in BH Hotels, and Mr. Nassetta received a grant of 5,000,000 restricted equity units in BH Hotels in connection with the commencement of his employment. On December 31, 2012, the restricted equity units vested and were converted into Class A-2 Units. The Class A-2 Units were equity interests, had economic characteristics that are similar to those of shares of common stock in a corporation and had no vesting schedule. As described below, the Class A-2 Units were exchanged for vested shares of our common stock in connection with the IPO.

In connection with the IPO, our executive officers (including our NEOs) surrendered their (1) Class A-2 Units and vested Class B Units and received in exchange vested shares of our common stock and (2) unvested Class B Units and received in exchange unvested shares of our restricted stock. The number of vested shares of common stock and shares of restricted stock delivered to these equity holders was determined in a manner intended to replicate the respective economic value associated with the Class A-2 Units and the Class B Units, as applicable, based upon the valuation derived from the IPO price. The shares of our restricted stock granted as a result of the IPO are subject to the following vesting: (1) 40% vested as of the pricing date on December 11, 2013, (2) 40% will vest on December 11, 2014, contingent upon continued employment through that date, and (3) 20% will vest on the date that Blackstone ceases to own 50% or more of the shares of the Company, contingent upon continued employment through that date. In addition, if the executive’s employment is terminated without cause, as a result of a constructive termination or as a result of disability or death, all remaining unvested shares of restricted stock will vest.

The following table sets forth the number of vested shares of our common stock and unvested shares of our restricted stock that each of our NEOs received in exchange for their Class A-2 Units, vested Class B Units and unvested Class B Units.

Name	Common Stock Received in Exchange for Class A-2 Units (#)	Common Stock Received in Exchange for Vested Class B Units (#)	Unvested Restricted Stock Received in Exchange for Unvested Class B Units (#)
Christopher J. Nassetta(1)	993,856	2,701,580	4,052,371
Kevin J. Jacobs	—	345,201	517,802
Ian R. Carter	129,087	714,566	1,071,851
Mark D. Wang	64,544	287,667	431,502
Kristin A. Campbell	—	172,600	258,901
Thomas C. Kennedy(2)	—	—	—

(1)	For estate planning purposes, 24,400,000 Class B Units (or 2,033,800 shares of common stock) were transferred to a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of such limited liability company. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.
(2)	In connection with Mr. Kennedy’s separation, we agreed to pay for the cancellation of his Class B Units and repurchased his equity investment in Class A Units as further described below under “Potential Payments upon Termination or Change in Control—Thomas C. Kennedy Separation Agreement.”

Perquisites and Other Benefits

Our executives, including the NEOs, are eligible for specified benefits, such as group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and the NEOs participate in these plans on the same basis as all other team members.

We provide specified perquisites to our NEOs when determined to be necessary and appropriate, particularly in connection with enabling the executives and their families to transition from previous positions, which may require relocation. In addition, we provide certain NEOs with the opportunity for an annual physical examination service and pay for personal hotel costs when they stay at Company-branded hotels. We also provide Mr. Nassetta with a life insurance benefit for his family and the associated taxes. Until December 2013, when we canceled Mr. Carter’s Employment Agreement, we provided him with payment in lieu of pension, tuition reimbursement and tax preparation services. In addition, given our wide geographic footprint, Mr. Nassetta has use of the Company aircraft for both business and personal travel. The value of these perquisites and other personal benefits are reflected in the “All Other Compensation” column to the “Summary Compensation Table” and the accompanying footnote. We believe that these benefits are competitive in our industry and consistent with our overall compensation philosophy. The cost of these benefits is a small percentage of the overall compensation package, and the Compensation Committee believes that they allow the executives to work more efficiently.

Retirement Benefits

The Company maintains a tax-qualified 401(k) plan, under which the Company matches each team member’s contributions up to 3% dollar-for-dollar and $0.50 for every $1 for the next 2% contributed. In addition to the 401(k) plan, the Company also offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through Hilton Worldwide’s Executive Deferred Compensation Plan, (EDCP). Those that are eligible to participate in the EDCP may elect to defer up to 100% of both their annual salary and bonus. The Company currently provides no contribution or match to the EDCP. Additional information about the EDCP is reflected in “—2013 Non-Qualified Deferred Compensation” below.

Pension Benefits

In addition to our 401(k) plan and EDCP, one of our NEOs, Mr. Carter, participated in two of our defined benefit pension plans, the Hilton U.K. Pension Plan (the “U.K. Pension Plan”) and the Hilton U.K. Hotels Employer-Finance Retirement Benefit Plan (the “Supplemental U.K. Pension Plan”) between 2005 and 2009. Mr. Carter’s benefit under the U.K. Pension Plan was closed to further accrual in 2009, and the Supplemental U.K. Pension Plan was frozen to all participants in 2009. See the “Pension Benefits” table and accompanying narrative below for a description of these defined-benefit pension plans.

Severance Benefits

We studied the market and best practices, and the Compensation Committee believes that carefully structured severance benefits are necessary to attract and retain talent for long-term success. The Compensation Committee believes that our severance programs allow our executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Compensation Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

In December 2013, the Company approved the terms of a broad-based severance benefits plan (the “Severance Plan”), which replaced all senior executive severance arrangements.

Under the terms of the Severance Plan, if an eligible team member’s employment is terminated by us without “cause,” or if the eligible team member terminates his or her employment for “good reason” (each, a “qualifying termination”), then subject to the eligible team member’s execution and non-revocation of a release of claims against us, and continued compliance with restrictive covenants related to post-employment non-solicitation and non-compete covenants for one year following termination, and indefinite covenants covering confidentiality and non-disparagement, he or she will be eligible to receive a severance payment amount determined based on the team member’s position and then-current base salary and target bonus. Under the terms of the Severance Plan, our NEOs will be eligible to receive a severance payment amount equal to 2.99 times, in the case of Mr. Nassetta, and 2.0 times, in the case of our other NEOs, the sum of his or her annual base salary and annual target bonus at the time of termination, paid in a lump sum. In addition to cash severance payments, upon a qualifying termination, the NEO will also be entitled to continued medical, dental and, to the extent provided to the team member immediately prior to a qualifying termination, basic life insurance for up to one year following termination, and outplacement services, as needed, for one year following termination.

The NEOs will also be entitled to the same level of severance benefits upon a qualifying termination in connection with a change in control except that severance benefits may be reduced if doing so would result in the executive realizing a better after-tax result following the imposition of any applicable parachute-tax provisions in the Internal Revenue Code Section 4999.

In addition to the Severance Plan, any compensation and benefits to be made in connection with a separation are determined at the discretion of the Compensation Committee and may be based on the executive, his or her position, nature of the potential separation and such executive’s compliance with specified post-termination restrictive covenants. In connection with his resignation, the Compensation Committee determined that, in consideration for entering into a general release of claims and his serving as a Special Advisor, it was appropriate to enter into a separation agreement with Mr. Kennedy, which agreement is described under “Potential Payments upon Termination or Change in Control” below.

Tax and Accounting Considerations

The Compensation Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs. Section 162(m) of the Internal Revenue Code will limit the Company’s federal income tax deduction for compensation in excess of $1 million paid to NEOs except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation as long as specified requirements are met.

We expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period may extend until the first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which the IPO occurred, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

The Compensation Committee intends to regularly consider the accounting implications of our future equity-based awards. The Compensation Committee is also cognizant of Section 409A of the Internal Revenue Code, the limitations of which in the case of the Company primarily relate to the deferral and payment of benefits under the Executive Deferred Compensation Plan. The Compensation Committee continues to consider the impact of the changes to Section 409A and in general, the evolving tax and regulatory landscape in which its compensation decisions are made.

Ownership Policy

We have adopted an executive stock ownership policy for our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of February 19, 2014 and the date he or she first becomes subject to the stock ownership policy:

Chief Executive Officer	5 times base salary
All other executive officers	3 times base salary

Under this requirement, executives may not dispose of any shares of the Company they acquire, including, but not limited to, any shares of vested restricted stock, any shares underlying vested restricted stock units, net of taxes, or any shares acquired upon the exercise of any stock options, net of taxes and payment of any exercise price, in each case, received from grants made under the new Omnibus Incentive Plan until the ownership requirements are satisfied; provided, however, that this restriction does not apply to any shares of the Company received by executives in exchange for Class A or Class B Units in BH Hotels.

Clawback Policy

We have adopted a clawback policy for incentive compensation plans put into place following our IPO. Consistent with the Company’s core values, the Compensation Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. If the Compensation Committee determines that incentive compensation of its current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Compensation Committee, was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed by such employee’s fraud, willful misconduct or gross negligence, the Compensation Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results. If the Compensation Committee determines to seek recovery for the overpayment, the Company has the right to demand that the employee pay the Company for, or forfeit, any overpayment paid or awarded during the three-year period preceding the date on which the Company is required to prepare any restatement of its financial statements. To the extent the employee refuses to pay the overpayment, the Company has the right to sue for repayment and enforce the employee’s obligation to make payment through the reduction or cancellation of outstanding and future incentive compensation.

2014 Compensation Decisions

NEO Compensation

As part of the Company’s annual compensation-setting process and in connection with the Company’s recent transition from being privately held to publicly traded, at its regularly scheduled February 19, 2014 meeting, the Compensation Committee approved and authorized increases to the base salaries of the NEOs. In addition, the Company granted nonqualified stock options (“options”), time-vesting restricted stock units (“RSUs”) and performance-vesting restricted stock units (“performance shares”) to each of the NEOs. These actions are further described in our Current Report on Form 8-K, filed on February 24, 2014.

Stock Options

The options vest ratably over three years from the date of grant, subject to the executive’s continued employment through the applicable vesting date and will terminate 10 years from the date of grant or earlier if the executive’s service terminates. The options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date of grant. If the executive’s employment terminates for any reason other than as described below, all unvested options will be forfeited. Upon (1) termination of an executive’s employment without cause within 12 months following a change in control or termination due to the executive’s death or disability, all unvested options will immediately vest and become exercisable; and (2) termination for cause, all vested and unvested options terminate. Upon termination due to death or disability, all vested options will remain exercisable for one year thereafter. Upon termination of employment for any other reason all vested options will remain exercisable for 90 days thereafter; provided that, in each case, the options expire upon a violation of specified restrictive covenants.

Restricted Stock Units

The RSUs vest ratably over two years from the date of grant, subject to the executive’s continued employment through the applicable vesting date. If the executive’s employment terminates for any reason other than as described below, all unvested RSUs will be forfeited. Upon termination of an executive’s employment without cause within 12 months following a change in control, or termination due to the executive’s death or disability, all unvested RSUs will immediately vest. Unvested RSUs entitle the holder to be credited with dividend equivalent payments either in cash or, at the sole discretion of the Committee, in shares of the Company’s common stock having a fair market value equal to the amount of such dividends, with such dividend equivalents payable following vesting (or forfeited to the extent the underlying RSUs are forfeited).

Performance Shares

The amounts of performance shares that vest are based on a three-year performance period beginning on January 1, 2014 and ending on December 31, 2016. The performance shares are settled at the end of the performance period based on (1) the Company’s total shareholder return relative to the total shareholder returns of members of a peer company group (“relative shareholder return”) and (2) the Company’s EBITDA compound annual growth rate (“EBITDA CAGR”). The total number of performance shares that vest based on each performance measure (relative shareholder return and EBITDA CAGR) are based on an achievement factor which, in each case, ranges from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance, and up to 200% for maximum performance (and, with respect to the relative shareholder return, an “above target” performance level with 150% payout). For actual performance between the specified threshold, target, above target and maximum levels, the resulting payout percentage will be adjusted on a linear basis. Of the total number of performance shares awarded, one half will vest subject to achievement under the relative shareholder return measure, and one half will vest subject to achievement under the EBITDA CAGR measure. In addition, if the Company’s total shareholder return is negative over the performance period, the achievement percentage under the relative shareholder return measure cannot exceed 100%. If the executive’s employment terminates for any reason other than as described below, all unvested performance shares will be forfeited. Upon death or disability during the performance period, a portion of the performance shares will immediately vest at pro-rated target levels, with such pro-ration based on the number of days in the performance period that have elapsed. Upon a change in control during the performance period, the performance shares vest based on actual performance through that date, or, if performance is unable to be calculated, at target.

Covenants and Clawback

Each of the foregoing executive grants of an option, an RSU or a performance share is subject to restrictive covenants related to post-employment non-solicitation and non-competition covenants for 12 months following any termination of employment, and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof. In addition, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy.

Stock Award Granting Policy

The annual grant of stock-based awards is made under usual circumstances on the date of the first regularly scheduled Board meeting of the calendar year (typically held in February or March). In addition to annual awards, other grants may be awarded at other times (1) to attract new hires, to recognize employees for special achievements or for retention purposes; (2) to new employees as a result of the acquisition of another company; or (3) as may be desirable and prudent in other special circumstances. The exercise price of option grants and the fair market value of other equity-based awards is the closing market price of our common stock on the date of grant. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for fiscal years indicated.

Name	Year	Salary(1) ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Christopher J. Nassetta	2013	850,000	—		—	—	1,290,420	—	121,622	2,262,042
(President & Chief Executive Officer)	2012	850,000	—		—	—	1,077,375	—	114,330	2,041,705

Kevin J. Jacobs(5)	2013	500,000	278,312		—	—	321,688	—	10,824	1,110,824
(Executive Vice President and Chief Financial Officer)

Ian R. Carter	2013	690,000	—		—	—	505,287	114,420	264,468	1,574,175
(Executive Vice President and President, Development, Architecture & Construction)	2012	690,000	—		—	—	493,488	82,700	239,452	1,505,640

Mark D. Wang	2013	513,000	15,754		—	—	484,246	—	11,204	1,024,204
(Executive Vice President, Global Sales and President, Hilton Grand Vacations)	2012	508,500	94,400		—	—	405,600	—	14,577	1,023,077

Kristin A. Campbell	2013	500,000	38,562		—	—	461,438	—	11,096	1,011,096
(Executive Vice President and General Counsel)	2012	500,000	72,387		—	—	427,613	—	12,742	1,012,742

Thomas C. Kennedy(5)	2013	625,000	292,500	(6)	—	—	374,400	—	173,526	1,465,426
(Former Executive Vice President and Chief Financial Officer)	2012	650,000	—		—	—	572,569	—	17,285	1,239,854

(1)	Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s employee benefit plans.
(2)	As described in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Awards” above, in connection with the IPO, among other things, the Company accelerated the vesting of the outstanding Tier I awards and modified the terms of the outstanding Class B Units so that 40% vested on December 11, 2013, 40% will vest on December 11, 2014, contingent upon continued employment through that date, and 20% will vest on the date when Blackstone ceases to own 50% or more of the shares of the Company, contingent upon continued employment through that date. The terms of these awards are summarized under “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Awards” above and under “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table—Equity Awards” below. The NEOs surrendered their vested Class B Units in exchange for shares of our common stock. There was no incremental fair value with respect to the awards modified in connection with the IPO. In March 2013, in connection with his promotion to Executive Vice President and Chief of Staff in 2012, Mr. Jacobs was awarded an additional 6,902,440 Class B Units in recognition of his additional role and responsibilities. Similar to the Class B Units granted prior to 2013, achievement of the performance condition was not deemed probable on the date the Class B Units were granted to Mr. Jacobs, and accordingly, no value is included in the table for this award. The grant date fair value of the Class B Units granted to Mr. Jacobs was $9,180,245, assuming achievement of the performance condition.

(3)	Amounts reported represent the aggregate increase in the actuarial present value of Mr. Carter’s accumulated benefit under the defined-present value of the retirement pension due based on assumptions described below. This value is the sum that would be payable should Mr. Carter choose to transfer his benefits from the U.K. Pension Plan in full as of December 31, 2013 and 2012. The key financial assumptions used in the calculation of the present value included discount rates of 5.4% and 4.5% for 2013 and 2012, respectively, CPI inflation of 2.20% and 1.15% for 2013 and 2012, respectively, and pension inflation of 1.6% and 1.2% for 2013 and 2012, respectively. The Company does not provide any of its executives with any above-market or preferential earnings on non-qualified deferred compensation.
(4)	All other compensation for 2013 includes:

Name	Company 401K Match ($)	Personal Use of Company Aircraft(a) ($)	Reimbursements for Taxes Incurred for Specified Perquisites(b) ($)	Severance Benefits(c) ($)	Other(d) ($)	Total ($)
Christopher J. Nassetta	10,200	7,623	50,438	—	53,361	121,622
Kevin J. Jacobs	10,200	—	—	—	624	10,824
Ian R. Carter	—	—	22,885	—	241,583	264,468
Mark D. Wang	10,200	—	—	—	1,004	11,204
Kristin A. Campbell	10,200	—	—	—	896	11,096
Thomas C. Kennedy	10,200	—	—	162,050	1,276	173,526

(a)	Amounts reported reflect the incremental costs associated with guests accompanying Mr. Nassetta on the Company aircraft during the year ended December 31, 2013. For purposes of the Summary Compensation Table, we value the incremental cost associated with these accompanying guests by using a method that takes into account the variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as crew salaries, hangar storage costs and cost of maintenance not related to trips.
(b)	Reflects for Mr. Nassetta, $6,755 of employer-paid taxes owed with respect to personal use of the Company aircraft, $37,247 of employer-paid taxes owed with respect to Mr. Nassetta’s personal use of Company-branded hotels and $6,436 of employer-paid taxes owed in connection with his employer-paid executive life insurance policy.
Reflects for Mr. Carter, $22,885 of employer-paid taxes with respect to Mr. Carter’s education expenses.
(c)	Reflects amounts paid or accrued during the year ended December 31, 2013 pursuant to the terms of Mr. Kennedy’s separation agreement as follows: $87,500 for all accrued but unused vacation time through the Separation Date, $74,550 paid for reimbursement of legal fees incurred in connection with his separation agreement. In addition, in January 2014, pursuant to the terms of his separation agreement, Mr. Kennedy received a cash payment of $3,187,363 representing his Tier I award, a cash payment of $6,699,938 for the cancelation of his Class B Units and $664,668 that represents the gain on his Class A Units repurchased by the Company in 2013. Additional amounts and benefits to which Mr. Kennedy is entitled under his separation agreement, subject to his compliance with specified covenants, are described under “Potential Payments upon Termination or Change in Control—Thomas C. Kennedy Separation Agreement.”
(d)	For Mr. Nassetta, this amount includes $43,550 employer-paid expenses incurred at Company-branded hotels while on personal travel and premiums for life insurance policies.

For Messrs. Jacobs, Wang and Kennedy and Ms. Campbell, this amount represents life insurance premiums paid by the Company.

For Mr. Carter, this amount includes a $207,000 payment for a retirement benefit pursuant to the terms of his employment agreement, $30,000 for tuition reimbursement pursuant to the terms of his employment agreement, tax preparation services, reimbursement for the cost of his executive physical and premiums for a life insurance policy. Mr. Carter no longer receives these benefits as a result of the cancellation of his employment agreement in December 2013.

(5)	Mr. Kennedy served as our Executive Vice President and Chief Financial Officer from September 2008 until his resignation effective August 8, 2013. Mr. Kennedy agreed to provide services to the Company following his resignation at his current base salary until the earlier of December 31, 2013 or the date he commenced employment with a new employer. In connection with his resignation, Mr. Kennedy forfeited all of his remaining Tier I award and all of his Class B Units. On August 8, 2013, Kevin J. Jacobs became our Executive Vice President and Chief Financial Officer.
(6)	Amount represents the individual performance component of Mr. Kennedy’s annual cash incentive award, which was paid at the maximum level of achievement pursuant to the terms of his separation agreement.

2013 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2013.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Christopher J. Nassetta	—	14,167	850,000	1,700,000	—	—
Kevin J. Jacobs	—	6,250	250,000	375,000	—	—
	03/08/2013	—	—	—	6,902,440	—
Ian R. Carter	—	8,280	414,000	621,000	—	—
Mark D. Wang	—	7,695	384,750	577,125	—	—
Kristin A. Campbell	—	9,375	375,000	562,500	—	—
Thomas C. Kennedy(4)	—	9,750	487,500	731,250	—	—

(1)	Reflects the possible payouts of cash incentive compensation under the 2013 Annual Incentive Program. Amounts reported in the “Threshold” column assumes that there is no payout under the financial component of the annual cash incentive program and that the NEO only earns the minimum payout for the one individual performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)	Reflects the Class B Units granted during 2013 all of which were granted subject to vesting upon Blackstone owning less than 50% of the Company. In connection with the IPO, the terms of the Class B Units were modified and exchanged for vested shares of our common stock and unvested shares of our restricted stock. See “Compensation Components—Long-Term Incentive Awards” and “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards —Equity Awards.”
(3)	Represents the value of the Class B Units based upon the probable outcome of the performance conditions. See footnote (2) to the “Summary Compensation Table” above.
(4)	The portion of Mr. Kennedy’s bonus award related to individual performance objectives was paid at the maximum level of performance pursuant to the terms of his separation agreement and is reported in the “Bonus” column of the “Summary Compensation Table.” The portion of Mr. Kennedy’s bonus related to Adjusted EBITDA was paid based on actual Company performance and is reported in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”

Narrative to Summary Compensation Table and 2013 Grants of Plan-Based Awards

Employment Agreements

Upon their commencement of employment, some of our NEOs entered into employment agreements, each of which contained substantially similar terms. Each of the employment agreements provided for a five-year initial employment term that extended automatically for additional one-year periods unless either we or the executive elected not to extend the term. Under the employment agreements, each executive was eligible to receive a minimum base salary, as set forth in the applicable agreement, and annual cash incentive compensation based on the achievement of specified financial and individual goals as defined by the Compensation Committee each year. If these goals were achieved, each executive could have received a cash bonus based on a target percentage of his or her base salary as described below. Each NEO was also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally.

Following are the material individual provisions of the NEOs’ employment agreements.

Mr. Nassetta’s Employment Agreement. Mr. Nassetta’s employment agreement dated as of January 4, 2011 provided that he was to serve as Hilton Worldwide’s President and Chief Executive Officer, and was eligible to receive a base salary of $850,000, subject to periodic adjustments as may be approved by the Board. Mr. Nassetta was also eligible to receive a target bonus of 100% of his annual base salary at the end of the fiscal year if targets established by the Board are achieved, 50% of his base salary if minimum performance objectives were achieved and 200% of his base salary if high performance objectives were achieved. Mr. Nassetta’s agreement also provided for the reasonable payment of premiums for his existing life insurance policy and provided that Mr. Nassetta could use the Company airplane for business and personal travel. In connection with the IPO, Mr. Nassetta agreed to terminate his employment agreement.

Mr. Carter’s Employment Agreement. Mr. Carter’s employment agreement dated as of January 1, 2010, provided that he was to serve as Hilton Worldwide’s President, Global Operations, or a commensurate role, and was eligible to receive a base salary of $690,000, subject to periodic adjustments as may be approved by our Board. Mr. Carter was also eligible to receive a target bonus of 60% of his base salary if targets established by the Board are achieved and 90% of his base salary if high performance objectives are achieved. Mr. Carter’s agreement did not provide a threshold award percentage if minimum performance objectives were achieved. In connection with the IPO, Mr. Carter agreed to terminate his employment agreement.

Mr. Kennedy’s Employment Agreement. Mr. Kennedy’s employment agreement dated as of September 15, 2008 provided that he was to serve as Hilton Worldwide’s Executive Vice President and Chief Financial Officer and was eligible to receive a base salary of $650,000, subject to periodic adjustments as approved by our Board. Mr. Kennedy was also eligible to receive a target bonus of 75% of his annual base salary at the end of the fiscal year if performance objectives and targets established by the Board were achieved. Mr. Kennedy resigned as Executive Vice President and Chief Financial Officer as of August 8, 2013 and continued his employment as a Special Advisor to the CEO through December 31, 2013. On September 24, 2013, we entered into a separation agreement with Mr. Kennedy. The material terms of the separation agreement are summarized below under “Potential Payments upon Termination or Change in Control.”

Equity Awards

As a condition to receiving the Class B Units, each NEO was required to enter into a subscription agreement with BH Hotels to become a party to BH Hotels’ limited liability company agreement as well as an equity holders agreement. These agreements generally governed the NEOs’ rights with respect to their Class B Units.

The Class B Units were profits interests having economic characteristics similar to stock appreciation rights and represent the right to share in any increase in the equity value of BH Hotels. Therefore, the Class B Units only had value to the extent there was an appreciation in the value of our business from and after the applicable date of grant. All of the Class B Units were exit-vesting units and had the vesting terms described in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Awards” above and in “Potential Payments upon Termination or Change in Control” below.

The subscription agreements also contained restrictive covenants that are substantially similar to the restrictive covenants contained in the employment agreements with the NEOs, including an indefinite covenant on confidentiality of information and covenants related to non-competition and non-solicitation of employees and customers of the Company and its affiliates at all times during the executive’s employment, and for one year after any termination of his or her employment. If a termination occurred after Blackstone ceased to beneficially own 25% of the voting power of the Company, however, the non-competition lapsed.

As described above, in connection with the IPO:

•	we accelerated the vesting of all Tier I awards which remained outstanding at the time of the pricing of the offering and paid the remaining value in respect of such awards in cash;

•	we modified the vesting of Class B Units held by all Class B Unit holders, including our NEOs, such that (1) 40% vested as of December 11, 2013, (2) 40% will vest on December 11, 2014, contingent upon continued employment through that date, and (3) 20% will vest on the date that Blackstone ceases to own 50% or more of the shares of the Company, contingent upon continued employment through that date; and

•	our executive officers (including our NEOs) surrendered their Class A-2 Units and Class B Units and received in exchange a combination of vested shares of common stock and unvested shares of restricted common stock.

Holders of unvested shares of our restricted stock following the conversion are subject to an indefinite covenant on confidentiality of information and covenants related to non-competition and non-solicitation of employees and customers of the Company and its affiliates at all times during the executive’s employment, and, where the executive is entitled to receive severance upon termination, for one year after a termination of his or her employment. If a termination occurs after Blackstone ceased to beneficially own 25% of the voting power of the Company, however, the non-competition covenant lapses.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards made to our NEOs as of December 31, 2013.

		Stock Awards
	Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Name		(#)		($)
Christopher J. Nassetta	12/03/2010	2,701,580	(3)(4)	60,110,155
	12/03/2010	1,350,791	(5)	30,055,100
Kevin J. Jacobs(6)	12/03/2010	115,067	(3)	2,560,241
	12/03/2010	57,534	(5)	1,280,132
	03/08/2013	230,134	(3)	5,120,482
	03/08/2013	115,067	(5)	2,560,241
Ian R. Carter	12/03/2010	714,566	(3)	15,899,094
	12/03/2010	357,285	(5)	7,949,591
Mark D. Wang	12/03/2010	287,667	(3)	6,400,591
	12/03/2010	143,835	(5)	3,200,329
Kristin A. Campbell	06/27/2011	172,600	(3)	3,840,350
	06/27/2011	86,301	(5)	1,920,197
Thomas C. Kennedy(7)	12/03/2010	—		—

(1)	Reflects the grant date of Class B Units that were exchanged for shares of our common stock on December 11, 2013. See “Compensation Discussion and Analysis—Long-Term Incentive Awards.”
(2)	Amounts reported are based on the closing market price of our common stock as of December 31, 2013.
(3)	Reflects the number of time-vesting shares of our restricted stock received in exchange for the Class B Units and which are scheduled to vest on December 11, 2014, contingent upon continued employment through that date. In addition, if the executive’s employment is terminated without cause, as a result of a constructive termination or due to disability or death, all unvested shares of restricted stock will vest. See “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Awards,” “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards—Equity Awards” and “Potential Payments upon Termination or Change in Control.”
(4)	For estate planning purposes, 24,400,000 Class B Units (or 2,033,800 shares of common stock) were transferred to a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of such limited liability company. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.

(5)	Reflects the number of exit-vesting shares of our restricted stock received in exchange for the Class B Units and which are scheduled to vest on the date when Blackstone and its affiliates cease to own 50% or more of the shares of the Company, contingent upon continued employment through that date. In addition, if the executive’s employment is terminated without cause, as a result of a constructive termination or due to disability or death, all unvested shares of restricted stock will vest. See “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Awards,” “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards—Equity Awards” and “Potential Payments upon Termination or Change in Control.”
(6)	In March 2013, in connection with his promotion to Executive Vice President and Chief of Staff in 2012, Mr. Jacobs was awarded an additional 6,902,440 Class B Units in recognition of his additional role and responsibilities.
(7)	In connection with his resignation, Mr. Kennedy forfeited all of his Class B Units and his outstanding Tier I awards, and therefore, received no shares or restricted stock in connection with the IPO.

2013 Option Exercises and Stock Vested

The following table provides information regarding Tier I payments and Class B units that vested during 2013 for our NEOs.

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Christopher J. Nassetta	—	72,740,067
Kevin J. Jacobs	—	7,700,861
Ian R. Carter	—	19,239,701
Mark D. Wang	—	7,745,442
Kristin A. Campbell	—	3,452,000
Thomas C. Kennedy	—	—

(1)	As described in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Awards” above, in connection with the IPO, among other things, the Company accelerated the vesting of the outstanding Tier I awards and modified the vesting terms of the Class B Units. The terms of these awards are summarized under “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Awards” and “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table—Equity Awards” above. In addition, as described in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Awards,” in connection with the IPO, the NEOs surrendered their Class B Units that vested on December 11, 2013 in exchange for shares of our common stock. The number of shares of our common stock and the value each NEO received on vesting with respect to each of the awards modified in connection with the IPO is, therefore, as follows:

	Award	Number of Vested Class B Units (#)*	Number of Vested Shares of Common Stock (#)	Value Received on Vesting ($)
Mr. Nassetta	Vested Tier I Award	—	—	18,708,467
	Modified Class B Units	32,411,512	2,701,580	54,031,600

	Total			72,740,067

Mr. Jacobs	Vested Tier I Award	—	—	796,841
	Modified Class B Units	4,141,464	345,201	6,904,020

	Total			7,700,861

Mr. Carter	Vested Tier I Award	—	—	4,948,381
	Modified Class B Units	8,572,830	714,566	14,291,320

	Total			19,239,701

Mr. Wang	Vested Tier I Award	—	—	1,992,102
	Modified Class B Units	3,451,220	287,667	5,753,340

	Total			7,745,442

Ms. Campbell	Vested Tier I Award	—	—	—
	Modified Class B Units	2,070,732	172,600	3,452,000

	Total			3,452,000

*	The Tier I awards originally granted were represented as a percentage of the total dollar amount available to be awarded and were not expressed as a number of units. The amount of the Tier I award in the table reflects the cash value realized on vesting.
(2)	Reflects the sum of (a) the value of the shares of common stock received in exchange for the vested Class B Units based on the IPO price of $20.00 per share and (b) the value of the cash received upon the vesting of the Tier I awards.

2013 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Christopher J. Nassetta		—	—	—
Kevin J. Jacobs		—	—	—
Ian R. Carter	Hilton UK Pension Plan(2)	4	472,120	—
	Hilton UK Hotels Employer-Finance Retirement Benefit(3)	3	793,861	—
Mark D. Wang		—	—	—
Kristin A. Campbell		—	—	—
Thomas C. Kennedy		—	—	—

(1)	The present value is calculated by the Trustee of the U.K. Pension Plan and represents the present value of the retirement pension due based on assumptions described below. This value is the sum that would be payable should Mr. Carter choose to transfer his benefits from the U.K. Pension Plan in full as of December 31, 2013. The key financial assumptions used in the calculation of the present value included discount rates of 5.4% and 4.5% for 2013 and 2012, respectively, CPI inflation of 2.20% and 1.15% for 2013 and 2012, respectively, and pension inflation of 1.6% and 1.2% for 2013 and 2012, respectively.
(2)	The U.K. Pension Plan is a defined benefit pension plan in the U.K., for which benefit payments are payable monthly from retirement age (age 60 in accordance with the terms of the plan). The pension value is determined based on years of service, final salary of active membership (final salary in the final year of the membership in the plan minus applicable restrictions of earning offsets) in the plan and an accrual ratio. The funds are invested through a trustee, who has full investment discretion. For Mr. Carter, the U.K. Pension Plan has been frozen since 2009, and neither the Company nor Mr. Carter has contributed to the plan since that time. The purpose of the U.K. Pension Plan is to provide a retirement benefit based on U.K. market practice. The U.K. Pension Plan does not provide special policies such as granting extra years of credited service, however, it provides tax advantages such as tax relief on employee contributions and a tax-free cash payment at retirement.
(3)	The Supplemental U.K. Pension Plan is a supplement to the U.K. Pension Plan and provides an additional retirement benefit to top management of the Company in the U.K. Mr. Carter participated in the Supplemental U.K. Pension Plan from 2006 to 2009, after which the Company ceased contributing to the plan and the plan was frozen. The funds in the Supplemental U.K. Pension Plan have been invested based on Mr. Carter’s elected investment portfolio. The terms of the U.K. Pension Plan provide that the funds be paid in lump sum upon retirement, or age 60 in accordance with the terms of the plan. The annual amount the Company contributed was calculated based on a percentage of Mr. Carter’s base salary above the annual earnings cap under the U.K. Pension Plan. The Supplemental U.K. Pension Plan does not provide any special tax treatment, and payment under this plan is triggered upon Mr. Carter’s retirement.

2013 Non-Qualified Deferred Compensation

The Company offers to its executives, including all of the NEOs, the opportunity to participate in the EDCP. The table below provides information as of December 31, 2013, for those NEOs who chose to participate in the plan.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in the Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3)
Christopher J. Nassetta	—	—	$13,346	—	$189,199
Kevin Jacobs	—	—	—	—	—
Ian R. Carter	—	—	—	—	—
Mark D. Wang	$50,650	—	$132,216	—	$966,387
Kristin Campbell	—	—	—	—	—
Thomas C. Kennedy	—	—	—	—	—

(1)	The amount in this column is included in the “Salary” column for 2013 in the “Summary Compensation Table” above.
(2)	Amounts in this column are not reported as compensation for fiscal year 2013 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings.
(3)	Mr. Nassetta made no contributions during fiscal 2012 or fiscal 2013 and, therefore, no amounts in this column have previously been reported in the “Summary Compensation Table.” Of the total in this column listed for Mr. Wang, $93,308 was previously reported in the “Summary Compensation Table.”

Narrative to Non-Qualified Deferred Compensation Table

Pursuant to our EDCP, specified eligible employees, including our NEOs, may defer up to 100% of either or both their annual salary and bonus. Deferral elections are made by eligible employees in the calendar year preceding the year compensation is otherwise payable. Contributions to the EDCP consist solely of participants’ elective deferral contributions with no matching or other employer contributions. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.

The table below shows the funds available under the EDCP, and their annual rate of return for the calendar year ended December 31, 2013:

Name of Investment Fund	1-Year Rate of Return % (as of 12/31/13)
MassMutual SAGIC	3.94%
PIMCO Total Return—Institutional Class	-1.92%
Vanguard Total Bond Market Index—Instl Shares	-2.33%
T. Rowe Price Retirement Income	9.16%
T. Rowe Price Retirement Income 2015	15.18%
T. Rowe Price Retirement Income 2020	18.05%
T. Rowe Price Retirement Income 2025	20.78%
T. Rowe Price Retirement Income 2030	23.09%
T. Rowe Price Retirement Income 2035	24.86%
T. Rowe Price Retirement Income 2040	25.93%
T. Rowe Price Retirement Income 2045	25.93%
T. Rowe Price Retirement Income 2050	25.90%
Oakmark Equity and Income—Class I Shares	24.25%
Dodge & Cox Stock	40.55%
Vanguard 500 Index—Signal Share Class	32.33%
T Rowe Price Growth Stock	39.20%
CRM Small/Mid Cap Value—Instl Class	33.87%
William Blair Small-Mid Cap Growth—Class	41.89%
T. Rowe Price International Stock	14.27%
MFS Emerging Markets Equity—A Shares	-5.42%
Oppenheimer Real Estate—A Shares	2.84%
Janus Global Technology—Class T Shares	35.21%
Gateway Fund—Class Y	8.65%

NEOs may elect to receive in-service distributions of such amounts at the time they make their deferral elections. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, an executive may be allowed to access funds in his or her deferred compensation account before he otherwise would have been eligible. The participant must make two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, 5 years in the case of termination and 5 years for in-service distributions. In the event of a change in control, 100% of the value of the eligible employee’s deferred compensation account will be distributed.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans assuming (1) a termination of employment and/or (2) a change in control (CIC) occurred, in each case, on December 31, 2013. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include certain accrued rights (such as earned but unpaid salary or bonus), distributions of plan balances under our 401(k) savings plan and distributions of plan balances under the pension plans and the non-qualified deferred compensation plan.

For purposes of the table below, a “qualifying termination” means a termination of employment with the Company either by the Company without “cause” or by the executive for “good reason,” each as defined in the Severance Plan. An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability, or (b) solely as a result of a change in control.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amounts to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs (as set forth in the first column in the table below).

Name	Cash Severance ($)(1)	Continuation of Benefits ($)(2)	Value of Accelerated Equity ($)(3)	Outplacement Services ($)(4)	Accrued but Unused Vacation ($)(5)	Total ($)
Christopher J. Nassetta
Qualifying Termination	5,083,000	21,874	90,165,255	50,000	130,769	95,450,898
CIC without Termination	—	—	30,055,100	—	—	30,055,100
Death or Disability(6)	850,000	—	90,165,255	—	130,769	91,146,024

Kevin J. Jacobs
Qualifying Termination	1,500,000	21,905	11,521,096	50,000	53,401	13,146,402
CIC without Termination	—	—	3,840,372	—	—	3,840,372
Death or Disability(6)	250,000	—	11,521,096	—	53,401	11,824,497

Ian R. Carter
Qualifying Termination	2,208,000	21,858	23,848,685	50,000	66,346	26,194,889
CIC without Termination	—	—	7,949,591	—	—	7,949,591
Death or Disability(6)	414,000	—	23,848,685	—	66,346	24,329,031

Mark D. Wang
Qualifying Termination	1,795,500	13,683	9,600,920	50,000	106,546	11,566,649
CIC without Termination	—	—	3,200,329	—	—	3,200,329
Death or Disability(6)	384,750	—	9,600,920	—	106,546	10,092,216

Kristin A. Campbell
Qualifying Termination	1,750,000	15,320	5,760,547	50,000	59,134	7,635,001
CIC without Termination	—	—	1,920,197	—	—	1,920,197
Death or Disability(6)	375,000	—	5,760,547	—	59,134	6,194,681

(1)	Under the Severance Plan, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount consisting of an amount equal to two times (2.99 in the case of Mr. Nassetta) the sum of the executive’s (x) base salary and (y) target bonus, each as in effect at date of termination.

If the employment of the NEO was terminated for death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Death or Disability” for each NEO reflect each NEO’s target annual bonus for the year ended December 31, 2013.

(2)	Under the Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that executive would have had to pay if the executive remained employed for 12 months following the date of termination. In addition, upon a qualifying termination, an NEO who received life insurance coverage prior to the qualifying termination is entitled to receive life insurance coverage for a period of 12 months following the termination, payable in a lump sum. Amounts reported assume 2014 rates.
(3)

If the NEO’s employment with the Company is terminated (x) by the Company without “cause,” (y) by the executive as a result of a “constructive termination” or (z) by the Company as a result of disability or death, then all unvested shares shall vest. If the NEO’s employment with the Company is terminated voluntarily by the executive (other than as a result of constructive termination), no unvested shares shall vest. In addition, upon a change in control in which Blackstone ceases to beneficially own more than 50% of our common stock, the executive’s shares of restricted stock subject to exit-vesting will vest.

(4)	Under the Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of twelve months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $50,000 for each NEO.
(5)	Amounts shown represent the following number of accrued but unused vacation days: Mr. Nassetta, 40 days; Mr. Jacobs, 28 days; Mr. Carter, 25 days; Mr. Wang, 54 days; and Ms. Campbell, 31 days.
(6)	In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for one times their regular annual eligible wages at death. In addition, the Company has provided Mr. Nassetta with additional executive life insurance with a $10,500,000 death benefit. Therefore, if such benefits were triggered for the NEOs on December 31, 2013 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Nassetta ($12,795,000); Mr. Jacobs ($626,000); Mr. Carter ($1,514,000); Mr. Wang ($1,008,000); and Ms. Campbell ($900,000).

Thomas C. Kennedy Separation Agreement

On September 24, 2013, we entered into a separation agreement with Mr. Kennedy, our former Executive Vice President and Chief Financial Officer, with respect to Mr. Kennedy’s termination of employment with the Company. Pursuant to the separation agreement, beginning August 8, 2013, Mr. Kennedy agreed to continue his employment with the Company as a Special Advisor to the CEO until December 31, 2013 or until he commenced employment with a new employer, such date referred to as the Kennedy Separation Date. In consideration for Mr. Kennedy providing a general release of claims against the Company, we agreed to provide Mr. Kennedy with the following payments and benefits:

•	his current base salary and continuation of his current benefits through the Kennedy Separation Date;

•	his annual bonus in respect of the year ended December 31, 2013, assuming he remained employed with Hilton Worldwide through the applicable payment date and with any discretionary targets established for Mr. Kennedy fixed at the maximum payout value of $666,900;

•	$1,058,500 annually (representing approximately his current base salary and target annual incentive compensation) for a period of three years as soon as practicable following each of the first, second and third anniversaries of the Kennedy Separation Date;

•	a $2,275,000 lump-sum cash severance payment (representing approximately two times his current base salary and target annual incentive compensation) payable as soon as practicable following December 31, 2014;

•	$87,500 for all accrued but unused vacation through the Kennedy Separation Date;

•	up to $75,000 for the cost of reasonable legal fees incurred in connection with the separation agreement; and

•	a lump sum payment of $50,000 to be paid as soon as practicable following the Kennedy Separation Date representing twenty-four months of estimated before tax health care insurance premiums that Mr. Kennedy would incur for group health coverage for him and his family.

In addition, in connection with his separation, the Company agreed to pay Mr. Kennedy a cash payment of $3,187,363 representing his Tier I award and a cash payment of $6,699,938 for the cancellation of his Class B Units. The Company also agreed to repurchase Mr. Kennedy’s equity investment in Class A Units of $1,107,780 for an amount equal to $1,772,448.

The foregoing payments and benefits are contingent on Mr. Kennedy’s continued compliance with certain restrictive covenants, including an indefinite confidentiality of information covenant, a covenant related to non-competition for three years after the Kennedy Separation Date and a covenant related to non-solicitation of employees and customers of the Company and its affiliates for one year after the Kennedy Separation Date.

Compensation of Directors

Our employee Directors and Directors affiliated with Blackstone receive no additional compensation for serving on the Board of Directors or Committees thereof. Prior to the IPO, outside Directors (other than the Directors employed by Blackstone) received a quarterly cash retainer of $31,250 through August 31, 2013. From September 1, 2013 through our IPO date, such outside Directors received a pro-rated cash retainer of $250,000. In connection with the IPO, effective December 11, 2013 each outside Director (other than the Directors employed by Blackstone) is entitled to annual compensation as follows:

•	Cash retainer of $80,000, payable quarterly;

•	Additional cash retainer payable quarterly for serving on Committees or as the chairperson of a Committee as follows:

•	Each member (other than the chairperson) of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receives $7,500 annually for each Committee on which he or she serves; and

•	The chairperson of the Audit Committee receives an additional $25,000 annually and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee receives an additional $20,000 annually; and

•	Equity award of $130,000 payable annually in restricted stock units, which vest over three years in equal annual installments from the date of grant.

Our Directors are not paid any fees for attending meetings, however, our Directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or Committee meetings. In addition, our independent Directors are reimbursed for reasonable personal hotel costs when they stay at Company-branded hotels.

We also have adopted a stock ownership policy for our non-employee Directors. Each of our non-employee Directors is required to own stock in an amount equal to five times his or her annual cash retainer, provided that a non-employee Director who is employed by a stockholder of the Company that meets the ownership requirements for a non-employee Director shall be exempt from such requirement. For purposes of this requirement, a Director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested options and shares held under a deferral or similar plan. Non-employee Directors are expected to meet this ownership requirement within five years from the later of (x) the date on which we make our first broad-based equity incentive grants following the IPO and (y) the date he or she first becomes subject to the stock ownership policy.

Director Compensation for 2013

The table below sets forth information regarding non-employee Director compensation for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(1)	Total Number of Outstanding Equity Awards (#)(4)
Jonathan D. Gray	—	—		—	—
Michael S. Chae	—	—		—	—
Tyler S. Henritze	—	—		—	—
Judith A. McHale	54,096	130,000		184,096	6,500
John G. Schreiber	—	—		—	—
Elizabeth A. Smith	5,466	130,000		135,466	6,500
Douglas M. Steenland	158,984	130,000	18,323	307,307	6,500
William J. Stein	—	—		—	—

(1)	Includes amounts paid under our pre-IPO compensation program for outside Directors.
(2)	Represents the grant date fair value of restricted stock granted during 2013. The assumptions used in the valuation are discussed in Note 21: “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(3)	Reflects Company-paid expenses incurred at Company-branded hotels while on personal travel.
(4)	The amount of stock awards reflected in the table above represents the aggregate number of stock awards outstanding held by each non-employee Director as of fiscal year end.

Compensation Committee Interlocks and Insider Participation

During the 2013 fiscal year, the members of the Compensation Committee were Messrs. Schreiber and Stein and Ms. McHale, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. Messrs. Schreiber and Stein are affiliates of Blackstone. During 2013, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board. We are parties to certain transactions with Blackstone described in the “Transactions with Related Persons” section of this proxy statement.

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 17, 2014 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholder
Blackstone(1)	752,492,744	76.4%
Directors and Named Executive Officers:
Christopher J. Nassetta(2)	7,747,807	*
Jonathan D. Gray(3)	—	—
Michael S. Chae(3)	—	—
Tyler S. Henritze(3)	—	—
Judith A. McHale	—	—
John G. Schreiber(4)	—	—
Elizabeth A. Smith	—	—
Douglas M. Steenland	—	—
William J. Stein(3)	—	—
Kevin J. Jacobs	863,003	*
Ian R. Carter	1,915,504	*
Mark D. Wang	783,713	*
Kristin A. Campbell	431,501	*
Thomas C. Kennedy(5)	—	—
Directors and executive officers as a group (16 persons)	13,223,591	1.3%

*	Represents less than 1%.
(1)	Reflects shares of our common stock directly held by Hilton Hotels Holdings LLC and Blackstone A23 Holdings LLC. The sole member of Hilton Hotels Holdings LLC is BH Hotels Holdco LLC (“BH Hotels”). The managing members of each of BH Hotels and Blackstone A23 Holdings LLC are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The general partner of Blackstone Capital Partners V L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C. is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Steven A. Schwarzman. Each of such Blackstone entities (other than each of Hilton Hotels Holdings LLC and Blackstone A23 Holdings LLC (the “Blackstone Funds”) to the extent they directly hold securities reported herein) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	Includes 2,033,800 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.

(3)	Messrs. Gray, Chae, Henritze and Stein are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(4)	Mr. Schreiber is a partner and co-founder of Blackstone Real Estate Advisors, which is affiliated with Blackstone. Mr. Schreiber disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(5)	Mr. Kennedy served as our Executive Vice President and Chief Financial Officer until August 8, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section  16(a) filing requirements during 2013.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock that is listed on the NYSE. Our related person policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock, including our Sponsor) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Stockholders’ Agreement

In connection with the IPO, we entered into a stockholders’ agreement with Blackstone. This agreement requires us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, each a “Sponsor Director,” such that, upon the election of each such individual and each other individual nominated by or at the direction of our Board or a duly-authorized committee of the Board, as a director of our company, the number of Sponsor Directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our Board of Directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our Board of Directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our Board of Directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our Board of Directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our Board of Directors. For so long as the stockholders’ agreement remains in effect, Sponsor Directors may be removed only with the consent of Blackstone. In the case of a vacancy on our Board created by the removal or resignation of a Sponsor Director, the stockholders’ agreement will require us to nominate an individual designated by our Sponsor for election to fill the vacancy.

The above-described provisions of the stockholders’ agreement will remain in effect until our Sponsor is no longer entitled to nominate a Sponsor Director pursuant to the stockholders’ agreement, unless our Sponsor requests that they terminate at an earlier date.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Indemnification Agreements

During 2013, we entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Management, Franchise and Timeshare Products and Services

Affiliates of Blackstone directly and indirectly own hotels that we currently manage or franchise, or that we may manage or franchise in the future, and receive fees in connection with those management and franchise agreements. We recognized management and franchise fee revenue of $42 million for the year ended December 31, 2013 related to these hotels. We recognized reimbursements and reimbursable costs for these hotels, primarily related to payroll and marketing expenses, of $174 million for the year ended December 31, 2013. As of December 31, 2013, we had accounts receivable due from these hotels related to these management and franchise fees and reimbursements of $26 million. In addition, in certain cases, we incur costs to acquire management and franchise contracts with hotels owned by affiliates of Blackstone. We incurred acquisition costs of $15 million for the year ended December 31, 2013. As of December 31, 2013, we had unamortized acquisition costs of $20 million recorded in management and franchise contracts, net in our consolidated balance sheets, and $14 million accrued in accounts payable, accrued expenses and other in our consolidated balance sheets related to contract acquisition costs for these hotels.

We also may enter into arrangements with affiliates of Blackstone which may involve, among other things, our sale of certain owned properties to affiliates of Blackstone for their development into timeshare properties and our selling and marketing related timeshare intervals and providing management and other services to operate the homeowners’ associations, rental programs, resort recreational programs and retail outlets at these properties. In January 2014, we executed a Purchase and Sale Agreement with an affiliate of Blackstone for the sale of certain land and easement rights at our Hilton Hawaiian Village property in connection with a timeshare project, for a total purchase price of approximately $25 million. We expect this transaction to close during the second quarter of 2014.

Products and Services

From time to time, we have purchased products and services from entities affiliated with or owned by Blackstone. Entities affiliated with Travelport Limited (“Travelport”), in which certain affiliates of Blackstone have an interest, provide computerized reservations and ticketing and other services to travel agencies and others in the travel industry. We are party to a hotel reservations sales agreement with Travelport whereby we agree to pay specified fees per hotel booking and to purchase certain advertising services. Our payments for services from Travelport totaled $20.6 million for the fiscal year ended December 31, 2013.

Equity Healthcare LLC (“Equity Healthcare”), which is owned by Blackstone, provides us certain negotiating, monitoring and other services in connection with our health benefit plans pursuant to an employer health program agreement we have entered into with Equity Healthcare. In consideration for Equity Healthcare’s services, we pay Equity Healthcare fees based on the number of participating employees in our health benefit plans. Our payments to Equity Healthcare totaled $0.6 million for the fiscal year ended December 31, 2013.

We regularly negotiate arrangements with third-party providers to secure competitive pricing and timely delivery of goods and services. In certain negotiated instances, these arrangements may permit hotels that we own, manage or franchise, as well as hotels controlled by affiliates of Blackstone, to elect whether or not to contract with such third-party providers on the terms we negotiated.

Service Contract Guarantees

In 2010, in connection with the settlement of a lawsuit, we entered into a guarantee that requires us to pay any shortfalls under certain service contracts that affiliates of our Sponsor entered into with the plaintiff. The initial maximum exposure under the guarantee was $75 million, which has subsequently been reduced to approximately $48 million as of December 31, 2013 as a result of the plaintiff’s receipt of payments from the counterparties of such service contracts.

Other Relationships

Blackstone Advisory Partners L.P. received aggregate compensation of approximately $10.0 million for acting as underwriter, initial purchaser or arranger in connection with financing transactions by us during 2013.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2015 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2015 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Secretary on or before December 8, 2014. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our by-laws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2015, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2015, such a proposal must be received on or after January 7, 2015, but not later than February 6, 2015. In the event that the date of the Annual Meeting of Stockholders to be held in 2015 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2015 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2015 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2015 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting our Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Kristin A. Campbell

Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.hiltonworldwide.com) and click on “Financial Reporting” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Secretary

Hilton Worldwide Holdings Inc.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000200425_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Christopher J. Nassetta 02 Jonathan D. Gray 03 Michael S. Chae 04 Tyler S. Henritze 05 Judith A. McHale 06 John G. Schreiber 07 Elizabeth A. Smith 08 Douglas M. Steenland 09 William J. Stein HILTON WORLDWIDE HOLDINGS INC. 7930 JONES BRANCH DRIVE SUITE 1100 MCLEAN, VA 22102 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014. 3 To approve, by non-binding vote, compensation paid to the Company’s named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 To recommend, by non-binding vote, the frequency of executive compensation votes. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting 0000200425_2 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement is/ are available at www.proxyvote.com . HILTON WORLDWIDE HOLDINGS INC. Annual Meeting of Stockholders May 7, 2014 10:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Christopher J. Nassetta, Kevin J. Jacobs and Kristin A. Campbell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Worldwide Holdings Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2014 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 1 YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side